Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), made between Prelude Therapeutics Incorporated, a Delaware corporation (the “Company”), and Jane Huang (“Executive” and, collectively with the Company, the “Parties”), is entered into as of January 21, 2022 (the “Effective Date”).

Whereas, the Company desires to employ Executive as the Company’s President and Chief Medical Officer.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Employment by the Company.

1.1Employment. This Agreement shall govern the terms of Executive’s employment with the Company, effective as of the Effective Date, which shall commence on or before February 28, 2022 or on or as soon as practicable following March 28, 2022, as mutually determined by Executive and the Company (such date, the “Start Date”).

1.2Position. Executive shall serve as the Company’s President and Chief Medical Officer. During the term of Executive’s employment with the Company hereunder, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except as otherwise set forth in Section 11.1.

1.3Duties and Location. Executive shall perform such duties as are commensurate with those of a President and Chief Medical Officer, which as of the Effective Date shall include those duties as are set forth in the position description previously provided to Executive by the Company. Executive will report to the Company’s Chief Executive Officer. Executive’s primary office location shall be at Executive’s current principal place of residence in Redwood City, California, although she will be required to travel on occasion to fulfill her duties as CMO, including routine travel to the Company’s headquarters. If and when the Company establishes a California office in the San Francisco Bay Area (within 30 miles of Redwood City), within 30 days thereafter, Executive will be required to report to and work from such office. The parties intend for the Company’s California office to be in Redwood City.

1.4Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.Compensation.

2.1Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of Five Hundred Twenty-Five Thousand U.S. Dollars ($525,000) per year (such base salary, as in effect from time to time, the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Executive shall be entitled to a salary review on a periodic basis, but no less than annually, with the first such review commencing in calendar year 2023.

2.2Bonus. Executive will be eligible for an annual discretionary bonus with a target amount equal to 50% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the board of directors of the Company (the “Board”) or the compensation committee thereof in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board or the compensation committee thereof. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before any Annual Bonus is paid, except as otherwise set forth in Section 5.

2.3Sign-On Bonus. Executive will also receive, with her first payroll with the Company, a sign-on bonus in an aggregate amount equal to the excess (if any) of (i) Three Hundred Thousand Dollars ($300,000.00), over (ii) the amount of the 2021 annual bonus the Executive receives from her current employer, less standard payroll deductions and all required withholdings (the “Sign-On Bonus”). The Sign-On Bonus is repayable if Executive is terminated for Cause or terminates her employment without Good Reason, in each case within 12 months of the Start Date, in which event Executive shall pay back a pro-rated portion of the Sign-On Bonus based upon the number of days remaining in such 12 month period prior to the first anniversary of the Start Date.

2.4Equity.

(i)Options. Subject to approval by the Board or the compensation committee thereof, the Company will grant Executive an option to purchase Four Hundred Sixty Thousand (460,000) shares of the Company’s common stock, with a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board or the compensation committee thereof in accordance with the Company’s customary stock option granting practices (the “Option”). Subject to approval by the Board, the Option will be granted on the first business day of the month following the Start Date. 1/4th of the shares underlying the Option will vest and become exercisable on the one-year anniversary of the Start Date, and 1/48th of the shares underlying the Option will vest and become exercisable on a monthly basis thereafter, such that 100% of the shares underlying the Option shall be vested and exercisable as of the four-year anniversary of the Start Date, in each case so long as Executive remains employed by the Company through each applicable vesting date, except as otherwise set forth in Section 5. If the applicable vesting schedule results in a fractional share, such fractional share shall not vest until the immediately following vesting date. The Option will be subject to the terms and conditions consistent with those provided in the Company’s 2020 Equity Incentive Plan and will be governed in all respects by the terms of the applicable stock option agreement to be entered into between Executive and the Company, except as specifically provided herein. Further details regarding the Option will be provided to the Executive upon approval of such grant by the Board. Executive may be considered for future grants of equity awards in the discretion of the Board or the compensation committee thereof pursuant to its regular review process.

(ii)RSU Grant. Subject to approval by the Board, the Company will grant Executive One Hundred Fifty Thousand (150,000) restricted stock units (the “RSUs”). Subject to approval by the Board, the RSUs will be granted on the first business day of the month following the Start Date. 1/4th of the RSUs will vest on the first anniversary of the Start Date, and 1/16th of the RSUs will vest on a quarterly basis thereafter, such that 100% of the RSUs will be vested as of the four-year anniversary of the Start Date, in each case so long as Executive remains employed by the Company through each applicable vesting date, except as otherwise set forth in Section 5. If the applicable vesting schedule results in a fractional share, such fractional share shall not vest until the immediately following vesting date. The RSUs will be subject to terms and conditions consistent with those provided in the Company’s 2020 Equity Incentive Plan, and will be governed in all respects by the terms of the applicable RSU agreement to be entered into between Executive and the Company, except as specifically provided herein. Further details regarding the RSUs will be provided to Executive upon approval of such grant by the Board.

3.Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.

4.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Executive will be entitled to Directors and Officers liability insurance coverage to the same extent as other senior management of the Company.

5.Termination of Employment; Severance.

5.1At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below); provided that in the event Executive terminates the employment relationship without Good Reason or the Company terminates the employment relationship without Cause, such party must provide the other party with no less than thirty (30) days’ advance written notice. In the event Executive’s employment relationship is terminated for any reason, Executive shall be entitled to receive Executive’s earned but unpaid Base Salary, unreimbursed business expenses properly incurred by Executive pursuant to Section 4 and any other compensation or benefit earned by or owed to (but not yet paid to) Executive through and including the date of termination, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated, or at such other date as shall be specified under the terms of the employee benefit plan pursuant to which such compensation or benefit is payable. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

5.2Severance Benefits for Termination Without Cause or Resignation with Good Reason Outside the Change in Control Period. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason prior to or following the Change in Control Period (as defined below), the Company shall provide Executive with the following payments and benefits, provided that Executive remains in compliance with the terms of this Agreement and the Restrictive Covenant Agreement (as defined below) and subject to Section 6 below:

(i)The Company shall pay Executive, as severance, the equivalent of nine (9) months of Executive’s Base Salary as in effect as of the date of Executive’s employment termination. This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.

(ii)In addition, the Company shall pay Executive, as severance, an amount equal to a prorated portion of Executive’s target Annual Bonus as in effect as of the date of Executive’s employment termination, with such proration to be determined based on the number of calendar days elapsed in the applicable performance period as of the date of such termination, payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment described in Section 5.2(i) above.

(iii)Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall directly pay, or reimburse Executive for, the monthly COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) nine (9) months following Executive’s termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(iv)Any Options that are unvested and held by Executive as of the date of such termination shall be partially accelerated such that the portion of such Options that would have vesting during the nine-month period immediately following the date of such termination had Executive remained employed by the Company through the end of such nine-month period shall be deemed immediately vested and exercisable; provided that, this Section 5.2(iii) shall not apply to any equity-based incentive compensation awards other than the Options described in Section 2.4(i).

5.3Severance Benefits for Termination Without Cause or Resignation with Good Reason During the Change in Control Period. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason in each case during the Change in Control Period, the Company shall provide Executive with the following payments and benefits, provided that Executive remains in compliance with the terms of this Agreement and the Restrictive Covenant Agreement and subject to Section 6 below:

(i)The Company shall pay Executive, as severance, the equivalent of twelve (12) months of Executive’s Base Salary as in effect as of the date of Executive’s employment termination (disregarding any change to Executive’s Base Salary giving rise to Good Reason). This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.

(ii)In addition, the Company shall pay Executive, as severance, an amount equal to one hundred percent (100%) of Executive’s target annual bonus as in effect as of the date of Executive’s employment termination (disregarding any change to Executive’s Base Salary giving rise to Good Reason), payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment described in Section 5.3(i) above. For the avoidance of doubt, the amount payable pursuant to this Section 5.3(ii) shall not be subject to proration based on the portion of the year elapsed as of the date of termination. In the event that such termination of employment occurs following a Potential Change in Control Date and prior to the consummation of a Change in Control, the amount described in this Section 5.3(ii) shall be paid in a lump sum as soon as practicable following the consummation of such Change in Control, Tess any amount previously paid to Executive in connection with such termination pursuant to Section 5.2(ii).

(iii)Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall directly pay, or reimburse Executive for, the monthly COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) twelve (12) months following Executive’s termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. hi the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(iv)The vesting of all unvested equity-based incentive compensation awards outstanding as of the date of such Change in Control and held by Executive as of the date of such termination shall be accelerated such that 100% of the shares underlying such awards shall be deemed immediately vested and, in the case of stock options, exercisable; provided that, in the case of any unvested equity-based incentive compensation awards that are subject to performance-

based vesting terms as of the date of such termination, the treatment of such performance-based vesting conditions shall be governed by the applicable equity plan and award agreement; provided, further, that, in the event that such termination of employment occurs following a Potential Change in Control Date and prior to the consummation of a Change in Control, each outstanding and unvested equity-based incentive compensation award (other than any Option or portion thereof that has vested in connection with such termination in accordance with Section 5.2(iv)) shall cease vesting pursuant to its normal vesting schedule on the date of such termination of employment but shall not lapse or be forfeited on such date, and instead such award shall remain outstanding until the three-month anniversary of the Potential Change in Control Date, and in the event that a Change in Control subsequently occurs during such 3-month period, such award shall become vested and, if applicable, exercisable, in each case to the extent set forth in this Section 5.3(iv) as if such termination occurred immediately following the Change in Control, and in the event that a Change in Control does not subsequently occur during such 3-month period such award shall be canceled for no consideration upon the conclusion of such three-month period.

In no event shall a termination by the Company without Cause or a resignation by Executive for Good Reason that occurs following a Potential Change in Control Date and before the consummation of a Change in Control result in duplicate payments or benefits to Executive under Section 5.2 and Section 5.3.

5.4Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i)If Executive resigns without Good Reason or the Company terminates Executive’s employment for Cause, Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 5.1.

(ii)Executive’s employment shall terminate automatically upon Executive’s death or Total Disability. “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform the duties of Executive’s position for a period of (i) 180 consecutive days or (ii) 180 non-consecutive days during any 12-month period. as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control as determined by a qualified independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). Executive and the Company hereby acknowledge that Executive’s ability to perform the duties specified in Section 1 is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board or the compensation committee thereof of Executive’s Total Disability. In the case of termination of employment under this Section 5.4(ii), Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 5.1.

6.Conditions to Receipt of Severance Benefits. As a condition to receiving the payments and benefits set forth in Section 5.2 and Section 5.3, (i) Executive must execute and deliver to the Company a release of claims in a form reasonably acceptable to the Company and such release must have become effective and the revocation period provided therein must have expired without Executive having revoked such release within the 60-day period following the date of termination, and (ii) Executive must not have revoked or breached the provisions of such release or breached the provisions of the Restrictive Covenant Agreement. In the event that Executive does not execute and deliver such release, such release does not become effective and irrevocable within such period or Executive revokes or breaches the provisions of the release or breaches the provisions of the Restrictive Covenant Agreement, Executive (A) will be deemed to have voluntarily resigned Executive’s employment hereunder without Good Reason, (B) will not be entitled to the payments, benefits or accelerated vesting described in Section 5.2 or Section 5.3 and (C) will be required to reimburse the Company, in cash within five business days after written demand is made by the Company therefore, for an amount equal to the value of any payments or benefits Executive received pursuant to Section 5.2 or Section 5.3.

7.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon Executive’s “separation from service” from the Company (within the meaning of Section 409A). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s termination with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 7 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8.Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then, Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of equity awards, and (iii) reduction of other benefits payable to Executive. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9.Definitions.

9.1Cause. For purposes of this Agreement, “Cause” for termination will mean: (i) a material breach of any of Executive’s obligations or duties pursuant to this Agreement or the Restrictive Covenant Agreement, which remains uncured ten business days after Executive becomes aware of the breach by formal written notification by the Company; (ii) gross negligence, willful misconduct or breach of fiduciary duty in the course of employment, which if curable remains uncured ten days after the Executive becomes aware of the breach by formal written notification by the Company; (iii) any action or activity that is contrary to applicable insider trading rules or any other applicable securities rules or legislation; (iv) a material act or omission involving substantial dishonesty or fraud that harms or would reasonably be expected to harm the Company; or (v) commission of, conviction or indictment for, or plea of no contest to, any felony (or state law equivalent) or any crime involving moral turpitude.

9.2Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of one or more of the following: (a) a merger, a consolidation, a reorganization or an arrangement that results in a transfer of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (b) a direct or indirect sale or other transfer of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (c) a direct or indirect sale or other transfer of the right to appoint more than fifty percent (50%) of the directors of the Board or otherwise directly or indirectly control the management, affairs and business of the Company to a person or a group of persons different from a person or a group of persons holding this right immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (d) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company to a person or a group of persons different from a person or a group of persons holding those assets immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); or (e) a complete liquidation, dissolution or winding-up of the Company; provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting securities.

9.3Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the period (i) commencing on the later of (a) the date that is three (3) months prior to the effective date of a Change in Control and (b) the Potential Change in Control Date, and (ii) ending on the date that is twelve (12) months following the effective date of a Change in Control.

9.4Good Reason. For purposes of this Agreement, “Good Reason” will mean any of the following actions taken by the Company without Executive’s prior written consent: (i) a material adverse change in Executive’s position, title, office or duties or assignment of any significant duties to Executive that are materially inconsistent with the position or offices held by Executive; (ii) Executive no longer serving as a Section 16 officer or, if the Company’s ultimate parent following a Change in Control is not a public company, not reporting to the Chief Executive Officer of the Company’s ultimate parent; (iii) a decrease in Executive’s aggregate base salary and target Annual Bonus by more than 10% (other than in connection with a broad-based reduction in the base salaries or target annual bonuses of all other officers of the Company); (iv) a relocation that increases Executive’s one-way commute by more than 30 miles; and (v) any directive by the Company to undertake any action or to omit to take any action in violation of Executive’s professional medical obligations or any law, rule, regulation or Company policy. In order to resign for Good Reason, (A) Executive must provide written notice to the Company’s Chief Executive Officer within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (B) Executive must allow the Company at least 30 days from receipt of such written notice to cure such event, and (C) if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of such cure period. In addition, in order to resign for Good Reason under clause (v) above, (1) the notice described in clause (A) of the foregoing sentence must be accompanied by a written legal opinion from Executive’s legal counsel concluding that such action or omission would be in violation of Executive’s professional medical obligations or any law, rule, regulation or Company policy, and (2) during the 30-day cure period described in clause (B) of the foregoing sentence, the Company must be provided with an opportunity to discuss in good faith such legal opinion with Executive’s legal counsel.

9.5Potential Change in Control Date. For purposes of this Agreement, “Potential Change in Control Date” means the date on which the Company commences its engagement with the applicable counterparty to pursue the transaction that will constitute a Change in Control if such transaction is consummated.

10.Proprietary Information Obligations. As an employee of the Company, Executive will have access to certain confidential information of the Company and Executive may, during the course of Executive’s employment develop certain information or inventions that will be the property of the Company. To the protect the Company’s interests, as a condition of employment, Executive must execute and abide by the Employee Proprietary Information, Restrictive Covenant and Invention Assignment Agreement attached here to as Exhibit A (the “Restrictive Covenant Agreement”).

11.Outside Activities During Employment.

11.1Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, provided that they do not violate the Restrictive Covenant Agreement. Executive may engage in civic and not-for-profit activities, as well as (i) assume no more than two non-competitive board positions and (ii) maintain her current Stanford faculty position, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

11.2No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

12.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in California conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules or by another arbitration company if mutually agreed upon by Executive and Board. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13.General Provisions.

13.1Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

13.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

13.3Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4Complete Agreement. This Agreement, together with the Restrictive Covenant Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter, and supersedes all prior or contemporaneous offers, negotiations and agreements, whether written or oral, relating to such subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

13.5Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

13.6Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.7Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

13.8Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

13.9Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Remainder of Page Intentionally Left Blank]

Exhibit 10.1

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Prelude Therapeutics Incorporated

By: /s/ Krishna Vaddi

Title: CEO

Jane Huang

/s/ Jane Huang

[Signature Page to Employment Agreement]